Glacier Bancorp, Inc. Completes Acquisition of North Side State Bank of Rock Springs, Wyoming

KALISPELL, Mont., April 30 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) today announced the completion of it's acquisition of North Side State Bank of Rock Springs, Wyoming and the merger of North Side into 1st Bank, Glacier's Evanston, Wyoming-based banking subsidiary. As of March 31, 2007, North Side had total assets of $122 million and deposits of
$102 million. Following the merger, 1st Bank will have combined total assets of $440 million, deposits of $348 million and eight branches.
"North Side State Bank is a great addition to our growing company," said Mick Blodnick, President and Chief Executive Officer of Glacier. "We look forward to serving the people of Rock Springs and carrying on the fine tradition that North Side State Bank has established."

Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 53 communities in Montana, Idaho, Utah, Washington, and Wyoming. Glacier is headquartered in Kalispell, Montana, and conducts its operations principally through twelve banking subsidiaries. These subsidiaries include eight Montana banks: Glacier Bank of Kalispell, Glacier Bank of Whitefish, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First National Bank of Lewistown, Western Bank of Chinook, N.A.; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming, Citizens Community Bank in Idaho, and First National Bank of Morgan in Utah.

SOURCE Glacier Bancorp, Inc.
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/CONTACT: Michael J. Blodnick, +1-406-751-4701, or Ron J. Copher,
+1-406-751-7706, both of Glacier Bancorp, Inc./